EXHIBIT 23.4
CONSENT OF H.J. GRUY AND ASSOCIATES, INC.
     We hereby consent to the use of the name H.J. Gruy and Associates, Inc. and of references to H.J. Gruy and Associates, Inc. and to inclusion of and reference to our report, or information contained therein, dated February 13, 2008, prepared for Range Resources Corporation in the Registration Statement on Form S-3 of Range Resources Corporation for the filing dated on or about April 28, 2008, and the related Prospectus (collectively, the “Registration Statement”) and the Range Resources Corporation Annual Report on Form 10-K for the year ended December 31, 2007, and in the “Reserve engineers” section of the Registration Statement. We are unable to verify the accuracy of the reserves and discounted present worth values contained therein because our estimates of reserves and discounted present worth have been combined with estimates of reserves and present worth prepared by other petroleum consultants.
H.J. GRUY AND ASSOCIATES, INC.
April 28, 2008
Houston, Texas